Exhibit 99.1

PART II

ITEM 6. SELECTED FINANCIAL DATA

The table below summarizes our selected historical financial information for each of the last five years. The historical selected financial information may not be indicative of our future performance and should be read in conjunction with the information contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and the Consolidated Financial Statements and the accompanying Notes to the Consolidated Financial Statements in this report.

	Twelve Months Ended
	December 31,
	2012(1)(2)	2011(3)	2010(4)	2009(5)(6)(7)	2008(6)(7)
	(In millions, except per share data)
Summary of Operations:
Operating revenue	$2,073.0	$1,893.2	$1,797.5	$1,669.1	$1,776.1
Operating expenses	$1,593.0	$1,424.6	$1,375.1	$1,288.5	$1,343.7
Operating income	$480.0	$468.6	$422.4	$380.6	$432.4
Consolidated income from continuing operations	$275.3	$238.8	$238.8	$223.3	$251.0
Discontinued operations, net of tax (4) (8)	$5.5	$2.9	$36.0	$17.2	$28.0
Net income attributable to Equifax	$272.1	$232.9	$266.7	$233.9	$272.8
Dividends paid to Equifax shareholders	$86.0	$78.1	$35.2	$20.2	$20.5
Diluted earnings per common share
Net income from continuing operations attributable to Equifax	$2.18	$1.86	$1.83	$1.69	$1.88
Discontinued operations attributable to Equifax	0.04	0.02	0.28	0.14	0.21
Net income attributable to Equifax	$2.22	$1.88	$2.11	$1.83	$2.09
Cash dividends declared per common share	$0.72	$0.64	$0.28	$0.16	$0.16
Weighted-average common shares outstanding (diluted)	122.5	123.7	126.5	127.9	130.4

	As of December 31,
	2012(1)	2011	2010	2009(5)	2008
	(In millions)
Balance Sheet Data:
Total assets	$4,511.1	$3,518.7	$3,437.5	$3,550.5	$3,260.3
Short-term debt and current maturities	$283.3	$47.2	$20.7	$183.2	$31.9
Long-term debt, net of current portion	$1,447.4	$966.0	$978.9	$990.9	$1,187.4
Total debt, net	$1,730.7	$1,013.2	$999.6	$1,174.1	$1,219.3
Total equity	$1,959.2	$1,722.1	$1,708.4	$1,615.0	$1,323.5

(1)	On December 28, 2012, we acquired certain credit services business assets and operations of Computer Sciences Corporation (“CSC Credit Services”) for $1.0 billion. We financed the acquisition with available cash, the issuance of $500 million of 3.30% ten-year senior notes, and commercial paper borrowings under our CP program. The results of this acquisition are included in our USCIS segment after the date of acquisition and are not material for 2012. For additional information, see Note 4 of the Notes to Consolidated Financial Statements in this report.

(2)	During the fourth quarter of 2012, we offered certain former employees a voluntary lump sum payment option of their pension benefits or a reduced monthly annuity. Approximately 64% of the vested terminated participants elected to receive the lump sum payment which resulted in a payment of $62.6 million. An amendment to the USRIP was also approved which froze future salary increases for non-grandfathered participants and offered a one-time 9% increase to the service benefit. The settlement and amendment resulted in a $38.7 million pension charge. For additional information, see Note 11 of the Notes to Consolidated Financial Statements in this report.

(3)	On May 31, 2011, we completed the merger of our Brazilian business with Boa Vista Serviços S.A. (“BVS”) in exchange for a 15% equity interest in BVS, which was accounted for as a sale and was deconsolidated. BVS, an unrelated third party whose results we do not consolidate, is the second largest consumer and commercial credit information company in Brazil.

(4)	On April 23, 2010, we sold our APPRO product line (“APPRO”) for approximately $72 million. On July 1, 2010, we sold the assets of our Direct Marketing Services division (“DMS”) for approximately $117 million. Both of these were previously reported in our U.S. Consumer Information Solutions segment. We have presented the APPRO and DMS operations as discontinued operations for all periods presented. For additional information about these divestitures, see Note 3 of the Notes to Consolidated Financial Statements in this report.

(5)	On October 27, 2009, we acquired IXI Corporation for $124.0 million. On November 2, 2009, we acquired Rapid Reporting Verification Company for $72.5 million. The results of these acquisitions are included in our Consolidated Financial Statements subsequent to the acquisition dates. For additional information about these acquisitions, see Note 4 of the Notes to Consolidated Financial Statements in this report.

(6)	During 2009 and 2008, we recorded restructuring and asset write-down charges of $24.8 million and $16.8 million, respectively ($15.8 million and $10.5 million, respectively, net of tax). For additional information about the 2009 charges, see Note 12 of the Notes to the Consolidated Financial Statements in this report.

(7)	During 2009, we recorded a $7.3 million income tax benefit related to our ability to utilize foreign tax credits beyond 2009. In 2008 and 2006, we recorded income tax benefits of $14.6 million and $9.5 million, respectively, related to uncertain tax positions for which the statute of limitations expired.

(8)	During the first quarter of 2013, we divested of two non-strategic business lines, Equifax Settlement Services, which was part of our Mortgage business within the USCIS operating segment and Talent Management Services, which was part of our Employer Services business within our Workforce Solutions operating segment, for a total of $47.5 million. The historical results of these operations are classified as discontinued operations in the Consolidated Statements of Income. For further information regarding these divestitures, see Note 14 of the Notes to Consolidated Financial Statements in this report.

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